EXHIBIT 2.1

AGREEMENT AND PLAN
OF MERGER
BY AND BETWEEN
NBT BANCORP INC.
AND
CNB BANCORP, INC.

JUNE 13, 2005

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1

ARTICLE II THE MERGER		7
2.1.	Merger	7
2.2.	Closing; Effective Time	7
2.3.	Certificate of Incorporation and Bylaws	8
2.4.	Directors and Officers of Surviving Corporation	8
2.5.	Effects of the Merger	8
2.6.	Tax Consequences	8
2.7.	Possible Alternative Structures	9
2.8.	Additional Actions	9

ARTICLE III CONVERSION OF SHARES		9
3.1.	Conversion of CNB Common Stock; Merger Consideration	9
3.2.	Election Procedures	11
3.3.	Procedures for Exchange of CNB Common Stock	13
3.4.	Treatment of CNB Options	15
3.5.	Bank Merger	17
3.6.	Reservation of Shares	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CNB		17
4.1.	Standard	18
4.2.	Organization	18
4.3.	Capitalization	19
4.4.	Authority; No Violation	19
4.5.	Consents	20
4.6.	Financial Statements	20
4.7.	Taxes	21
4.8.	No Material Adverse Effect	22
4.9.	Material Contracts; Leases; Defaults	22
4.10.	Ownership of Property; Insurance Coverage	23
4.11.	Legal Proceedings	24
4.12.	Compliance With Applicable Law	24
4.13.	Employee Benefit Plans	25
4.14.	Brokers, Finders and Financial Advisors	28
4.15.	Environmental Matters	28
4.16.	Loan Portfolio	29
4.17.	Related Party Transactions	30
4.18.	Deposits	31
4.19.	Antitakeover Provisions Inapplicable; Required Vote	31
4.20.	Registration Obligations	31
4.21.	Risk Management Instruments	31
4.22.	Fairness Opinion	32
4.23.	Intellectual Property	32

(i)

4.24.	Duties as Fiduciary	32
4.25.	Employees; Labor Matters	32
4.26.	CNB Information Supplied	33
4.27	Securities Documents	33
4.28.	Internal Controls	33
4.29.	Bank Owned Life Insurance	33
4.30.	American Jobs Creation Act	34
4.31.	Termination of Adirondack Advisory Board	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF NBT		34
5.1.	Standard	34
5.2.	Organization	35
5.3.	Capitalization	35
5.4.	Authority; No Violation	36
5.5.	Consents	36
5.6.	Financial Statements	37
5.7.	No Material Adverse Effect	37
5.8.	Legal Proceedings	38
5.9.	Securities Documents	38
5.10.	Antitakeover Provisions Inapplicable	38
5.11.	NBT Common Stock	38

ARTICLE VI COVENANTS OF CNB		38
6.1.	Conduct of Business	38
6.2.	Current Information	43
6.3.	Access to Properties and Records	44
6.4.	Financial and Other Statements	45
6.5.	Maintenance of Insurance	45
6.6.	Disclosure Supplements	45
6.7.	Consents and Approvals of Third Parties	46
6.8.	All Reasonable Efforts	46
6.9.	Failure to Fulfill Conditions	46
6.10.	No Solicitation	46
6.11.	Reserves and Merger-Related Costs	47
6.12.	Board of Directors and Committee Meetings	48
6.13.	Transaction Expenses of CNB	48

ARTICLE VII COVENANTS OF NBT		48
7.1.	Conduct of Business	48
7.2.	Current Information and Consultation	48
7.3.	Financial and Other Statements	49
7.4.	Disclosure Supplements	49
7.5.	Consents and Approvals of Third Parties	49
7.6.	All Reasonable Efforts	49
7.7.	Failure to Fulfill Conditions	49
7.8.	Employee Benefits	49
7.9.	Directors and Officers Indemnification and Insurance	53

(ii)

7.10.	Stock Listing	54
7.11.	Stock and Cash Reserve	54
7.12.	Communications to CNB Employees; Training	55
7.13.	Advisory Board	55

ARTICLE VIII REGULATORY AND OTHER MATTERS		55
8.1.	Meeting of Shareholders	55
8.2.	Proxy Statement-Prospectus; Merger Registration Statement	56
8.3.	Regulatory Approvals	56
8.4.	Affiliates	57

ARTICLE IX CLOSING CONDITIONS		57
9.1.	Conditions to Each Party’s Obligations under this Agreement	57
9.2.	Conditions to the Obligations of NBT under this Agreement	58
9.3.	Conditions to the Obligations of CNB under this Agreement	59

ARTICLE X THE CLOSING		60
10.1.	Time and Place	60
10.2.	Deliveries at the Pre-Closing and the Closing	60

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		61
11.1.	Termination	61
11.2.	Effect of Termination	64
11.3.	Amendment, Extension and Waiver	65

ARTICLE XII MISCELLANEOUS		66
12.1.	Confidentiality	66
12.2.	Public Announcements	66
12.3.	Survival	66
12.4.	Notices	66
12.5.	Parties in Interest	67
12.6.	Complete Agreement	67
12.7.	Counterparts	68
12.8.	Severability	68
12.9.	Governing Law	68
12.10.	Interpretation	68
12.11.	Specific Performance	68
12.12.	Waiver of Trial by Jury	69

Exhibit A	Form of Agreement and Plan of Bank Merger

Exhibit B	Affiliates Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 13, 2005, by and between NBT Bancorp Inc., a Delaware corporation (“NBT”), and CNB Bancorp, Inc., a New York corporation (“CNB”).

Recitals

     1. The Board of Directors of each of NBT and CNB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors.

     2. In accordance with the terms of this Agreement, CNB will merge with and into NBT (the “Merger”), and immediately thereafter City National Bank and Trust Company, which is a wholly owned subsidiary of CNB, will be merged with and into NBT Bank, N.A., a wholly owned subsidiary of NBT.

     3. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

     4. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     5. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

     1.1. Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     “Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     “Agreement” means this agreement, and any amendment hereto.

     “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

     “Bank Merger” shall mean the merger of City National Bank with and into NBT Bank, with NBT Bank as the surviving institution, which merger shall occur immediately following the Merger.

     “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC, FDIC, NYSBD and the FRB, which regulates or has the statutory authority to regulate, even if only for a moment in time, NBT Bank, City National Bank, and their respective holding companies or subsidiaries, as the case may be.

     “Certificate” shall mean a certificate or book entry stock evidencing shares of CNB Common Stock.

     “City National Bank” shall mean City National Bank and Trust Company, a national banking association, with its principal office located at 10-24 North Main Street, Gloversville, New York 12078, and which is a wholly owned subsidiary of CNB.

     “Closing Date” shall have the meaning set forth in Section 2.2.

     “CNB” shall mean CNB Bancorp, Inc., a New York corporation, with its principal office located at 10-24 North Main Street, Gloversville, New York 12078.

     “CNB Benefit Plans” shall have the meaning set forth in Section 4.13.1.

     “CNB Common Stock” shall mean the common shares, par value $2.50 per share, of CNB.

     “CNB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CNB to NBT pursuant hereto, and specifically referring to the appropriate section of this Agreement to which such schedule relates.

     “CNB Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of CNB as of December 31, 2004 and 2003 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CNB for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in CNB’s annual report on Form 10-K for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of CNB as of the end of each calendar quarter following December 31, 2004, and for the periods then ended, as filed by CNB in its Securities Documents.

     “CNB Incentive Stock Option” shall have the meaning set forth in Section 3.4.1.

     “CNB Nonqualified Stock Option” shall mean any CNB Option that is not a CNB Incentive Stock Option.

     “CNB Option” shall mean an option to purchase shares of CNB Common Stock granted pursuant to any of the CNB Stock Option Plans and the outstanding option agreements, and outstanding as of the date hereof, as set forth in CNB Disclosure Schedule 3.4.1.

     “CNB Regulatory Reports” means the Call Reports of City National Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), as filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2005, through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-6A filed with the FRB by CNB from December 31, 2004 through the Closing Date.

     “CNB Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

     “CNB Stock Option Plans” shall mean (i) the Adirondack Financial Services Bancorp, Inc. 1998 Stock Option and Incentive Plan, the obligations of Adirondack Financial Services Bancorp, Inc. under that plan having been assumed by CNB, (ii) the CNB Bancorp, Inc. Stock Option Plan, and (iii) the CNB Bancorp, Inc. Long-Term Incentive Compensation Plan.

     “CNB Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by CNB or City National Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of City National Bank.

     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

     “DGCL” shall mean the Delaware General Corporation Law.

     “Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

     “Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6.

     “Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

     “Environmental Laws” shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended,

42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Exchange Agent” shall mean NBT Bank, or such other bank or trust company or other agent designated by NBT, which shall act as agent for NBT in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

     “Exchange Fund” shall have the meaning set forth in Section 3.3.1.

     “Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

     “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     “FHLB” shall mean the Federal Home Loan Bank of New York or any successor thereto.

     “FRB” shall mean the Board of Governors of the Federal Reserve System, or any designee thereof or successor thereto.

     “GAAP” shall mean accounting principles generally accepted in the United States of America.

     “Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     “Insurance Regulator” shall mean the New York State Insurance Department.

     “IRS” shall mean the United States Internal Revenue Service.

     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

     “Loan Property” shall have the meaning set forth in Section 4.15.2.

     “Material Adverse Effect” shall mean, with respect to NBT or CNB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NBT and its Subsidiaries taken as a whole, or CNB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CNB, on the one hand, or NBT, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banking institutions and their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the reasonable and contemplated expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, and (e) any change in the value of the securities or loan portfolio of NBT or CNB, respectively, whether held as available for sale or held to maturity, resulting solely from a change in interests rates generally.

     “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     “Merger” shall mean the merger of CNB with and into NBT pursuant to the terms hereof.

     “Merger Consideration” shall mean the cash or NBT Common Stock, or combination thereof, in an aggregate per share amount to be paid by NBT for each share of CNB Common Stock, as set forth in Section 3.1.

     “Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of NBT Common Stock to be offered to holders of CNB Common Stock in connection with the Merger.

     “NBT” shall mean NBT Bancorp Inc., a Delaware corporation, with its principal executive offices located at 52 South Broad Street, Norwich, New York 13815.

     “NBT Bank” shall mean NBT Bank, N.A., a national banking association, with its principal offices located at 52 South Broad Street, Norwich, New York 13815, and which is a wholly owned subsidiary of NBT.

     “NBT Common Stock” shall mean the common stock, par value $0.01 per share, of NBT.

     “NBT Disclosure Schedule” shall mean a written disclosure schedule delivered by NBT to CNB specifically referring to the appropriate section of this Agreement.

     “NBT Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of NBT as of December 31, 2004 and 2003 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of NBT for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in NBT’s annual report on Form 10-K for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of NBT as of the end of each calendar quarter following December 31, 2004, and for the periods then ended, as filed by NBT in its Securities Documents.

     “NBT Rights Plan” means the Rights Agreement dated as of November 15, 2004, between NBT Bancorp Inc. and Registrar and Transfer Company.

     “NBT Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by NBT or NBT Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of NBT.

     “NYBCL” shall mean the New York Business Corporation Law.

     “NYSBD” shall mean the New York State Banking Department.

     “OCC” shall mean the Office of the Comptroller of the Currency, any district office thereof, or any successor thereto.

     “Option Payment” means the product of (i) the excess of (A) the Cash Consideration over (B) the exercise price per share of a CNB Nonqualified Stock Option multiplied by (ii) the number of shares of CNB Common Stock subject to such CNB Nonqualified Stock Option.

     “Participation Facility” shall have the meaning set forth in Section 4.15.2.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

     “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

     “Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

     “Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

     “Replacement Incentive Stock Option” means an option to acquire NBT Common Stock on the same terms and conditions as were applicable under the terms of the related CNB Incentive Stock Option and any CNB Stock Option Plan under which such CNB Incentive Stock Option was issued (or as near thereto as is practicable).

     “Representative” shall have the meaning set forth in Section 3.2.2.

     “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

     “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

     “Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities of either NBT Bank or City National Bank, as applicable.

     “Surviving Corporation” shall have the meaning set forth in Section 2.1.

     “Termination Date” shall mean March 31, 2006.

     “Treasury Stock” shall have the meaning set forth in Section 3.1.2.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

     2.1. Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CNB shall merge with and into NBT, with NBT as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of CNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CNB shall be vested in and assumed by NBT. As part of the Merger, each outstanding share of CNB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

     2.2. Closing; Effective Time.

     The Merger shall be effected by the filing of a certificate of merger with the Delaware Department of State and the New York Department of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL and NYBCL, respectively. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware

Department of State and the New York Department of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL and NYBCL, respectively.

     2.3. Certificate of Incorporation and Bylaws.

     The Certificate of Incorporation and Bylaws of NBT as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

     2.4. Directors and Officers of Surviving Corporation.

     Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers and directors of NBT immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. At the Effective Time, the number of persons constituting the Board of Directors of NBT Bank shall be increased by two members, and Timothy E. Delaney and Brian K. Hanaburgh (each a “New Member” and collectively, the “New Members”) shall be appointed to the NBT Bank Board with a term of office expiring at the annual meeting of stockholders of NBT Bank to be held following the Effective Time; provided, however, that NBT Bank shall not have any obligation to appoint any New Member to serve on NBT Bank’s Board if such person is not a member of either the CNB or the City National Bank Board of Directors immediately prior to the Effective Time.

     2.5. Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and NYBCL.

     2.6. Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither NBT nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. NBT and CNB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be dated as of the date of such opinions and shall be true and correct as of such date.

     2.7. Possible Alternative Structures.

     Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time NBT shall be entitled to revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for NBT or NBT Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to CNB shareholders, and nothing would prevent the rendering of the opinions in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of CNB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

     2.8. Additional Actions.

     If, at any time after the Effective Time, NBT shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in NBT its right, title or interest in, to or under any of the rights, properties or assets of CNB or any CNB Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, CNB and its officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NBT its right, title or interest in, to or under any of the rights, properties or assets of CNB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the NBT are authorized in the name of CNB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

     3.1. Conversion of CNB Common Stock; Merger Consideration.

     At the Effective Time, by virtue of the Merger and without any action on the part of NBT, CNB or the holders of any of the shares of CNB Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1. Each share of NBT Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2. All shares of CNB Common Stock held in the treasury of CNB and each share of CNB Common Stock owned by NBT prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          3.1.3. Each outstanding share of CNB Common Stock with respect to which an election to receive NBT Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 1.64 (the “Exchange Ratio) shares of NBT Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

          3.1.4. Each outstanding share of CNB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $38.00 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

          3.1.5. for each share of CNB Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), the right to receive from NBT such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

          3.1.6. Each outstanding share of CNB Common Stock, the holder of which has perfected his right to dissent under Sections 623 and 910 of the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Sections 623 and 910 of the NYBCL. CNB shall give NBT prompt notice upon receipt by CNB of any such demands for payment of the fair value of such shares of CNB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and NBT shall have the right to participate in all negotiations and proceedings with respect to any such demands. CNB shall not, except with the prior written consent of NBT, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the NYBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

          3.1.7. If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of CNB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of CNB Common Stock of such holder shall be entitled to receive the Merger Consideration.

          3.1.8. Upon the Effective Time, shares of CNB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by CNB on such shares of CNB

Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          3.1.9. In the event NBT changes (or establishes a record date for changing) the number of, or provides for the exchange of, all shares of NBT Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to all of the outstanding NBT Common Stock and the record date therefor shall be prior to the Effective Time, the NBT Common Stock portion of the Merger Consideration shall be proportionately and appropriately adjusted; provided, that for the avoidance of doubt the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share repurchases or share issuances of NBT Common Stock by NBT under employee benefit plans maintained by NBT, pursuant to stock options or if NBT issues additional shares of NBT Common Stock and receives fair market value consideration for such shares.

          3.1.10. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NBT Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NBT Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NBT. In lieu of the issuance of any such fractional share, NBT shall pay to each former holder of CNB Common Stock who otherwise would be entitled to receive a fractional share of NBT Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of NBT Common Stock as reported on the NASDAQ National Market for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of CNB Common Stock owned by a CNB shareholder shall be combined so as to calculate the maximum number of whole shares of NBT Common Stock issuable to such CNB shareholder.

     3.2. Election Procedures.

          3.2.1. Holders of CNB Common Stock may elect to receive shares of NBT Common Stock or cash in exchange for their shares of NBT Common Stock. The total number of shares of CNB Common Stock to be converted into Stock Consideration pursuant to this Section 3.1 shall be equal to the product obtained by multiplying (x) the number of shares of CNB Common Stock outstanding immediately prior to the Effective Time by (y) 0.55 (the “Stock Conversion Number”). All other shares of CNB Common Stock shall be converted into Cash Consideration.

          3.2.2. An election form, in such form as NBT and CNB shall mutually agree (“Election Form”), will be sent, on the date that the Proxy Statement-Prospectus is mailed (the “Mailing Date”), or such later date as NBT may determine, to each holder of record of CNB Common Stock entitled to vote at the CNB Shareholders Meeting (as defined in Section 8.1.1) permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of CNB Common Stock owned by such holder with respect to which such holder desires to make a Cash Election (a “Cash Election”), in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of CNB Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or NBT Common Stock for such shares (a “Non-Election”). Holders of record of shares of CNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of CNB Common Stock held by each Representative for a particular beneficial owner. Any shares of CNB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to an All Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of NBT Common Stock. NBT shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all persons who become holders (or beneficial owners) of CNB Common Stock between the CNB Shareholders Meeting record date and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and CNB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          3.2.3. The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the 30th calendar day following the date the Election Form is first mailed, or such later date as NBT shall determine. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, NBT and the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of NBT and the Exchange Agent regarding such matters shall be binding and conclusive. Neither NBT or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          3.2.4. As soon as reasonably practical after the Effective Time, NBT shall cause the Exchange Agent to effect the allocation among holders of CNB Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

          3.2.5. If the aggregate number of shares of CNB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

          3.2.6. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

               (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

               (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

     3.3. Procedures for Exchange of CNB Common Stock.

          3.3.1. NBT to Make Merger Consideration Available. No later than the Closing Date, NBT shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CNB Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of CNB Common Stock) and shall instruct the Exchange Agent to issue shares of NBT Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of NBT Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

          3.3.2. Exchange of Certificates. NBT shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the CNB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the certificate so surrendered shall be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CNB Common Stock shall have no rights, after the Effective Time, with respect to such CNB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NBT Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NBT Common Stock represented by such Certificate.

          3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.3.5. Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of CNB of the CNB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

          3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, NBT shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NBT (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NBT nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as NBT may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.3.8. Withholding. NBT or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CNB Common Stock such amounts as NBT (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NBT or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CNB Common Stock in respect of whom such deduction and withholding were made by NBT or the Exchange Agent.

     3.4. Treatment of CNB Options.

          3.4.1. Assumption of CNB Incentive Stock Options. At the Effective Time, each and every CNB Option that is an “incentive stock option” under Section 422 of the Code and outstanding and unexercised immediately prior thereto (a “CNB Incentive Stock Option”) whether vested or unvested, shall automatically be converted into a Replacement Incentive Stock Option for a number of shares of NBT Common Stock equal to (rounded down to the nearest number of whole shares) (a) the number of shares of CNB Common Stock subject to such CNB Incentive Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such CNB Incentive Stock Option for all of the shares of CNB Common Stock subject to such CNB Incentive Stock Option at the Effective Time divided by (y) the number of shares of NBT Common Stock subject to such Replacement Incentive Stock, provided that the terms of the Replacement Incentive Stock Option into which such CNB Incentive Stock Option is converted, including the option price, the number of shares of NBT Common Stock purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined so as to comply with section 424(a) of the Code and the Treasury Regulations thereunder. At the Effective Time, NBT shall assume stock plans under which CNB Incentive Stock Options have been issued; provided, that such assumption shall only be in respect of the Replacement Incentive Stock Options and that NBT shall have no obligation with respect to any awards under such plans other than the Replacement Incentive Stock Options and shall have no obligation to make any additional grants or awards under such assumed plans.

     After the Effective Time, NBT shall issue to each holder of an outstanding CNB Incentive Stock Option a document evidencing the assumption of such CNB Incentive Stock Option by NBT pursuant to this Section 3.4.1.

          3.4.2. At or prior to the Effective Time, NBT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBT Common Stock for delivery upon exercise of CNB Incentive Stock Options assumed by it in accordance with this Section 3.4. As soon as reasonably practicable after the Effective Time, NBT shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of NBT Common Stock subject to Replacement Incentive Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Replacement Incentive Stock Options remain outstanding.

          3.4.3. Nonqualified Stock Options - CNB Bancorp, Inc. Stock Option Plan. Prior to and effective as of the Effective Time, pursuant to the terms of the CNB Bancorp, Inc. Stock Option Plan (the “1998 Plan”), CNB shall take all actions necessary to terminate each CNB Nonqualified Stock Option granted pursuant to the 1998 Plan that is outstanding and unexercised immediately prior thereto. In accordance with the 1998 Plan all issued and outstanding CNB Nonqualified Stock Options granted thereto and not theretofore exercised, shall become immediately exercisable and otherwise subject to the terms of the 1998 Plan. Holders of CNB Nonqualified Stock Options granted under 1998 Plan will be given the opportunity to elect to receive, in cancellation of their CNB Nonqualified Stock Option, the Option Payment, which payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Subject to the foregoing, CNB Nonqualified Stock Options granted under the 1998 Plan and not exercised prior to the Effective Time shall terminate, in accordance with the provisions of the 1998 Plan. CNB shall send a written notice to all holders of CNB Nonqualified Options under the 1998 Plan informing option holders of their right to exercise, of the Option Payment election, and of the termination of the unexercised options as of the Effective Time.

          3.4.4. Nonqualified Stock Options - CNB Bancorp, Inc. Long Term Incentive Compensation Plan. Prior to and effective as of the Effective Time, pursuant to the terms of the CNB Bancorp, Inc. Long-Term Incentive Compensation Plan (the “LTIC Plan”), CNB shall take all actions necessary to terminate each CNB Nonqualified Stock Option granted pursuant to the LTIC Plan that is outstanding and unexercised immediately prior thereto. In accordance with the LTIC Plan all issued and outstanding CNB Nonqualified Stock Options granted thereto and not theretofore exercised, shall become entitled to receive the Option Payment, which payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Subject to the foregoing, CNB Nonqualified Stock Options granted under the LTIC Plan and not exercised prior to the Effective Time shall terminate, in accordance with the provisions of the LTIC Plan. CNB shall send a written notice to all holders of CNB Nonqualified Options under the LTIC Plan informing option holders of their right to the Option Payment and of the termination of the unexercised options as of the Effective Time.

          3.4.5. Nonqualified Stock Options – Adirondack Financial Services Bancorp, Inc. 1998 Stock Option and Incentive Plan. All CNB Nonqualified Stock Options granted under the Adirondack Financial Services Bancorp, Inc. 1998 Stock Option and Incentive Plan (“Adirondack Plan”) that are outstanding and unexercised immediately prior to the Effective Time will be converted into the right to receive the Option Payment, which payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. CNB shall send a written notice to all holders of CNB Nonqualified Options under the Adirondack Plan informing option holders of the Option Payment.

     3.5. Bank Merger.

     CNB and NBT shall use their reasonable best efforts to cause the merger of City National Bank with and into NBT Bank, with NBT Bank as the surviving institution (the “Bank Merger”). In addition, following the execution and delivery of this Agreement, NBT will cause NBT Bank, and CNB will cause City National Bank, to execute and deliver an Agreement and Plan of Merger substantially in the form attached to this Agreement as Exhibit A.

     3.6. Reservation of Shares.

     NBT shall reserve for issuance a sufficient number of shares of the NBT Common Stock for the purpose of issuing shares of NBT Common Stock to the CNB shareholders in accordance with this Article III.

     3.7 Adjustment of Exchange Ratio.

     If Hogan & Hartson L.L.P. or Shumaker, Loop & Kendrick, LLP reasonably determine that it cannot render the tax opinion referred to in Section 9.1.6 and to be delivered at the Closing (the “Tax Opinion”) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, because the aggregate value of the shares of NBT Common Stock to be issued in the Merger as of the Effective Time is less than 40% of the value of the aggregate Merger Consideration (including amounts payable pursuant to Sections 3.1.6 and 3.1.10), based upon the 10 day average closing price of NBT Common Stock on the business day immediately prior to the Closing Date, then NBT shall, in its sole discretion have the right to increase the Exchange Ratio to the minimum extent necessary to satisfy the requirements of Section 368(a) of the Code. Concurrent with the increase in the Exchange Ratio, the cash consideration will be reduced by a like dollar amount so that the aggregate Merger Consideration (including any amount payable pursuant to Sections 3.1.6 and 3.1.10) will be 40% stock and 60% cash.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CNB

     CNB represents and warrants to NBT that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the CNB Disclosure Schedule delivered by CNB to NBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. CNB has made a good faith effort to ensure that the disclosure on each schedule of the CNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the CNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of CNB shall include the Knowledge of City National Bank.

     4.1. Standard.

     No representation or warranty of CNB contained in this Article IV shall be deemed untrue or incorrect, and CNB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.3, 4.4, 4.8, 4.13.6, 4.13.7, 4.13.8, 4.13.9 and 4.28, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

     4.2. Organization.

          4.2.1. CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), that has elected financial holding company status. CNB has full corporate power and authority to carry on its business as now conducted. CNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          4.2.2. City National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits in City National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by City National Bank when due. City National Bank is a member in good standing of each of the Federal Reserve Bank of New York and the FHLB and owns the requisite amount of stock of each.

          4.2.3. CNB Disclosure Schedule 4.2.3 sets forth each CNB Subsidiary. Each CNB Subsidiary is a corporation, limited liability company or other legal entity as set forth on CNB Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          4.2.4. The respective minute books of CNB, City National Bank and each other CNB Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

          4.2.5. Prior to the date of this Agreement, CNB has made available to NBT true and correct copies of the certificate of incorporation or charter and bylaws of CNB, City National Bank and each other CNB Subsidiary.

     4.3. Capitalization.

          4.3.1. The authorized capital stock of CNB consists of 5,000,000 shares of CNB Common Stock, all of which are voting common shares $2.50 par value. There are 2,223,950 shares of CNB Common Stock validly issued and outstanding, fully paid and non-assessable (except to the extent assessable under Section 630 of the NYBCL) and free of preemptive rights. There are 177,745 shares of CNB Common Stock held by CNB as Treasury Stock as of the date hereof. Neither CNB nor any CNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CNB Common Stock, or any other security of CNB or a CNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of CNB Common Stock or any other security of CNB or any CNB Subsidiary, other than shares of CNB Common Stock underlying the CNB Options. CNB has granted options to acquire 306,180 shares of CNB Common Stock. CNB Disclosure Schedule 4.3.1 sets forth: the name of each holder of a CNB Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the CNB Option is a CNB Incentive Stock Option or a CNB Nonqualified Stock Option.

          4.3.2. CNB owns all of the capital stock of City National Bank, free and clear of any lien or encumbrance. Except for the CNB Subsidiaries and as set forth in CNB Disclosure Schedule 4.3.2, CNB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of CNB or any CNB Subsidiary (which as to any one issuer, do not exceed 5% of such issuer’s outstanding equity securities), equity interests held by CNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CNB Subsidiaries, including stock in the FHLB. Either CNB or City National Bank owns all of the outstanding shares of capital stock of each CNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          4.3.3. To CNB’s Knowledge, except as set forth on CNB Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CNB Common Stock.

          4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CNB’s shareholders may vote have been issued by CNB and are outstanding.

     4.4. Authority; No Violation.

          4.4.1. CNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by CNB’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CNB and the completion by CNB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of CNB. This Agreement has been duly and validly executed and delivered by CNB, and subject to approval by the shareholders of CNB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by NBT, constitutes the valid and binding obligation of CNB, enforceable against CNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

          4.4.2. Subject to compliance by NBT with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by CNB, (B) subject to receipt of Regulatory Approvals, and CNB’s and NBT’s compliance with any conditions contained therein, and subject to the receipt of the approval of the shareholders of CNB, the consummation of the transactions contemplated hereby, and (C) compliance by CNB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of CNB or any CNB Subsidiary or the Articles of Association and Bylaws of City National Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNB or any CNB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CNB or City National Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CNB or any CNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.5. Consents.

     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Delaware Department of State and the New York Department of State, and (c) the approval of this Agreement by the requisite vote of the shareholders of CNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CNB, and the completion by CNB of the Merger or (y) the execution and delivery of the Agreement and Plan of Bank Merger and the completion of the Bank Merger. CNB has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected to result in a Material Adverse Effect on NBT and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CNB or its subsidiaries, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     4.6. Financial Statements.

          4.6.1. The CNB Regulatory Reports have been prepared in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present the consolidated financial position, results of operations and changes in shareholders’ equity of CNB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          4.6.2. CNB has previously made available to NBT the CNB Financial Statements covering periods ended prior to the date hereof. The CNB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CNB and the CNB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          4.6.3. At the date of each balance sheet included in the CNB Financial Statements or in the CNB Regulatory Reports, CNB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CNB Financial Statements or in the CNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     4.7. Taxes.

     (A) CNB and the CNB Subsidiaries (other than CNB REIT CORP.) are members of the same affiliated group within the meaning of Code Section 1504(a). CNB or CNB REIT CORP. has duly filed all federal, state and material local tax returns required to be filed by or with respect to CNB and each Subsidiary of CNB, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid all federal, state, local and foreign taxes which have been incurred by or are due or claimed to be due from CNB and any Subsidiary of CNB by any taxing authority or pursuant to any written tax sharing agreement, other than taxes or other charges which (i) are not delinquent, or (ii) are being contested in good faith and have been adequately provided for in accordance with GAAP. As of the date of this Agreement, CNB has received no written notice of and there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CNB or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where CNB or any of its Subsidiaries does not file tax returns that CNB or any such Subsidiary is subject to taxation in that jurisdiction. CNB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CNB and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CNB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state, local and foreign information reporting requirements.

     (B) CNB REIT CORP. is a subsidiary of CNB. CNB REIT CORP. (i) for all taxable years commencing with CNB REIT CORP.’s taxable year ending December 31, 1999 through December 31, 2004 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2004 to the date hereof in a manner that will permit CNB REIT CORP. to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT for the taxable year of CNB REIT CORP. that will end with the Merger (and if the Merger is not consummated prior to January 1, 2006, for the taxable year that will end on December 31, 2005). Since December 31, 1999, CNB REIT CORP. has not incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including any tax arising from a prohibited transaction described in section 857(b)(6) of the Code or any similar provision of applicable state or local tax statutes. No challenge to CNB REIT CORP.’s status as a REIT is pending or has been threatened in writing.

     4.8. No Material Adverse Effect.

     CNB and the CNB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CNB and the CNB Subsidiaries, taken as a whole.

     4.9. Material Contracts; Leases; Defaults.

          4.9.1. Except as set forth in CNB Disclosure Schedule 4.9.1, neither CNB nor any CNB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of CNB or any CNB Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CNB or any CNB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of CNB or any CNB Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by CNB or any CNB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CNB or any CNB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other material non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CNB or any CNB Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without penalty or payment, or that obligates CNB or any CNB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $25,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CNB or any CNB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

          4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in CNB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither CNB nor any CNB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to NBT on or before the date hereof, are listed on CNB Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect on the date hereof. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CNB or any CNB Subsidiary is a party or under which CNB or any CNB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the CNB Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CNB or any CNB Subsidiary or upon the occurrence of a subsequent event; or (y) requires CNB or any CNB Subsidiary to provide a benefit in the form of CNB Common Stock or determined by reference to the value of CNB Common Stock.

     4.10. Ownership of Property; Insurance Coverage.

          4.10.1. CNB and each CNB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CNB or each CNB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent CNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a CNB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. CNB and the CNB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CNB and the CNB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the CNB Financial Statements.

          4.10.2. With respect to all material agreements pursuant to which CNB or any CNB Subsidiary has purchased securities subject to an agreement to resell, if any, CNB or such

CNB Subsidiary, as the case may be, has a lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          4.10.3. CNB and each CNB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CNB nor any CNB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CNB or any CNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years CNB and each CNB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CNB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by CNB and each CNB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.

     4.11. Legal Proceedings.

     Neither CNB nor any CNB Subsidiary is a party to any, and there are no pending or, to CNB’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against CNB or any CNB Subsidiary, (ii) to which CNB or any CNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of CNB to perform under this Agreement.

     4.12. Compliance With Applicable Law.

          4.12.1. Each of CNB and each CNB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “USA PATRIOT Act”) of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CNB nor any CNB Subsidiary has received any written notice to the contrary.

          4.12.2. Each of CNB and each CNB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          4.12.3. For the period beginning July 1, 2002, neither CNB nor any CNB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that CNB or any CNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CNB or any CNB Subsidiary; (iii) requiring or threatening to require CNB or any CNB Subsidiary, or indicating that CNB or any CNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or insurance agencies, or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CNB or any CNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of CNB or any CNB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither CNB nor any CNB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to City National Bank as to compliance with the CRA is satisfactory or better.

     4.13. Employee Benefit Plans.

          4.13.1 CNB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CNB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of CNB and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of CNB are eligible to participate (collectively, the “CNB Benefit Plans”). CNB has furnished or otherwise made available to NBT true and complete copies of (i) the plan documents and summary plan descriptions for each written CNB Benefit Plan, (ii) a summary of each unwritten CNB Benefit Plan, (iii) the annual report (Form 5500 series) for the three most recent years for each CNB Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified CNB Benefit Plan that is a defined benefit plan for the three most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the CNB Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified CNB Benefit Plan (or, for a CNB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any CNB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past 5 years. Schedule 4.13.1 sets forth each CNB Benefit Plan that is a nonqualified deferred compensation plan or arrangement and the aggregate amounts deferred under each such nonqualified deferred compensation plan or arrangement as of May 31, 2005.

          4.13.2 Except as set forth on the CNB Disclosure Schedule, all CNB Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Each CNB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service (and CNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of CNB, there exists no fact which would adversely affect the qualification of any of the CNB Benefit Plans intended to be qualified under Section 401(a) of the Code, or of any threatened or pending claim against any of CNB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

          4.13.3 Except as set forth on the CNB Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by CNB or any of its ERISA Affiliates for the benefit of CNB’s employees or former employees.

          4.13.4 Within the last six years, neither CNB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a CNB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six years neither CNB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither CNB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could result in the imposition of any liability on CNB or any of its ERISA Affiliates under such provisions that could have an adverse effect on NBT.

          4.13.5 CNB has materially complied with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to CNB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to CNB Benefit Plans have been maintained in material compliance with Section 107 of ERISA. Neither CNB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CNB Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

          4.13.6 CNB has not, with respect to any of CNB Benefit Plans, nor, to CNB’s Knowledge, has any administrator of any of CNB Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject CNB, any ERISA Affiliate of CNB, any of CNB Benefit Plans, any administrator or trustee or any party dealing with any of CNB Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

          4.13.7 CNB has no liability for retiree health and life benefits under any of CNB Benefit Plans.

          4.13.8 Except as set forth on CNB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or unemployment compensation) becoming due to any director or any employee of CNB from CNB under any CNB Benefit Plan, (B) materially increase any benefits otherwise payable under any CNB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on the CNB Disclosure Schedule 4.13.8, no payments which is or may be made by, from or with respect to any CNB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provisions of state, local or foreign tax law). No CNB Benefit Plan, either individually or collectively, provides for any payment by CNB or any of its ERISA Affiliates that would not be deductible under Code Sections 162(a)(1), 162(m) or 404.

          4.13.9 The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of CNB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

          4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by CNB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

          4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CNB, has been threatened or is anticipated, against any CNB Benefit Plan (other than routine claims for benefits and appeals of such claims), CNB, any director, officer or employee thereof, or any of the assets of any trust of any CNB Benefit Plan.

     4.14. Brokers, Finders and Financial Advisors.

     Neither CNB nor any CNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Austin Associates, LLC by CNB and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Austin Associates, LLC, setting forth the fee payable to Austin Associates, LLC for its services rendered to CNB in connection with the Merger and transactions contemplated by this Agreement, is attached to CNB Disclosure Schedule 4.14.

     4.15. Environmental Matters.

          4.15.1. Except as may be set forth in CNB Disclosure Schedule 4.15, with respect to CNB and each CNB Subsidiary:

               (A) Each of CNB and the CNB Subsidiaries, the Participation Facilities and to CNB’s Knowledge the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

               (B) CNB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CNB’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the CNB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the CNB Subsidiaries or any Participation Facility;

               (C) CNB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CNB’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or CNB or any of the CNB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To CNB’s Knowledge, the properties currently owned or operated by CNB or any CNB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

               (E) Neither CNB nor any CNB Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To CNB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CNB or any of the CNB Subsidiaries or any Participation Facility, and to CNB’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by CNB or any of the CNB Subsidiaries or any Participation Facility; and

               (G) To CNB’s Knowledge, during the period of (s) CNB’s or any of the CNB Subsidiaries’ ownership or operation of any of their respective current properties or (t) CNB’s or any of the CNB Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties. To CNB’s Knowledge, prior to the period of (x) CNB’s or any of the CNB Subsidiaries’ ownership or operation of any of their respective current properties or (y) CNB’s or any of the CNB Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

               (H) Neither CNB nor any other CNB Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

          4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     4.16. Loan Portfolio.

          4.16.1. The allowance for loan losses reflected in the notes to CNB’s audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2004 were, or will be, adequate, as of the dates thereof, under GAAP.

          4.16.2. CNB Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than May 31, 2005), by account, of: (A) all loans (including loan participations) of CNB or any other CNB Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of CNB or any other CNB Subsidiary which have been terminated by CNB or any other CNB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which CNB or any other CNB Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from CNB or any other CNB Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein CNB or any other CNB Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified CNB or any other CNB Subsidiary during the past twelve months of, or has asserted against CNB or any other CNB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of CNB or any CNB Subsidiary, each borrower, customer or other party which has given CNB or any other CNB Subsidiary any oral notification of, or orally asserted to or against CNB or any other CNB Subsidiary, any such claim; and (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of May 31, 2005 are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all other assets classified by CNB or any other CNB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of CNB and the CNB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CNB’s or the appropriate CNB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of CNB and the CNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CNB or the appropriate CNB Subsidiary free and clear of any liens.

          4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     4.17. Related Party Transactions.

     Neither CNB nor any CNB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CNB or any CNB Subsidiary, except as set forth in CNB Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of CNB or any CNB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CNB nor any CNB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CNB is inappropriate.

     4.18. Deposits.

     None of the deposits of any CNB Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

     4.19. Antitakeover Provisions Inapplicable; Required Vote.

     The Board of Directors of CNB has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of CNB) necessary to exclude NBT, the Merger, this Agreement and the transactions contemplated hereby from the requirement of any supermajority shareholder vote requirement of Section 912 of the NYBCL or any other state “antitakeover” statute. The affirmative vote of two-thirds of the issued and outstanding shares of CNB Common Stock is required to approve this Agreement and the Merger under the NYBCL.

     4.20. Registration Obligations.

     Neither CNB nor any CNB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     4.21. Risk Management Instruments.

     All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CNB’s own account, or for the account of one or more of CNB’s Subsidiaries or their customers (all of which are set forth in CNB Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CNB and each CNB Subsidiary, with counterparties believed to be financially responsible at the time; and to CNB’s and each CNB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of CNB or such CNB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CNB nor any CNB Subsidiary, nor, to the Knowledge of CNB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

     4.22. Fairness Opinion.

     CNB has received an opinion from Austin Associates, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of CNB pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.23. Intellectual Property.

     CNB and each CNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, servicemarks and trademarks used in their business, each without payment, and neither CNB nor any CNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. CNB and each Significant Subsidiary of CNB have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.24. Duties as Fiduciary.

     City National Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. City National Bank has not received notice of any claim, allegation, or complaint from any person that City National Bank failed to perform these fiduciary duties in a manner that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CNB’s Financial Statements.

     4.25. Employees; Labor Matters.

          4.25.1. CNB Disclosure Schedule 4.25.1 sets forth the following information with respect to each CNB employee as of May 31, 2005: job location, job title, current annual base salary, 2003 and 2004 bonuses and 2003 and 2004 commissions, years of service, accrued but unused vacation, personal and sick time, whether such employee is actively at work or on leave of absence, disability or medical leave and whether such employee is employed under written contract.

          4.25.2. There are no labor or collective bargaining agreements to which CNB or any CNB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of CNB, threatened against CNB or any CNB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CNB, threatened against CNB or any CNB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CNB, threatened against CNB or any CNB Subsidiary (other than routine employee grievances that are not related to union employees). CNB and each CNB

Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CNB nor any CNB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

     4.26. CNB Information Supplied

     The information relating to CNB and any CNB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.27 Securities Documents.

     CNB has made available to NBT copies of its (i) annual report on Form 10-K for the year ended December 31, 2004, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2005 and (iii) proxy materials used or for use in connection with its meeting of shareholders held in 2005. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws. CNB has taken, or will take, any and all actions necessary to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to Closing and are required to be complied with prior to Closing.

     4.28. Internal Controls

     None of CNB or any CNB Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or party dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control except as would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the next sentence. CNB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and the applicable provisions of the Securities Laws.

     4.29. Bank Owned Life Insurance.

     CNB and each CNB Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. City National Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. CNB Disclosure Schedule 4.29 sets forth all BOLI owned by CNB or any CNB Subsidiary.

     4.30. American Jobs Creation Act.

     CNB and each CNB Subsidiary has taken, or will take, any and all actions necessary to comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to Closing and are required to be complied with prior to Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, CNB and each CNB Subsidiary shall only be required to make good faith efforts to comply with Section 409A of the Code.

     4.31. Termination of Adirondack Advisory Board.

          4.31.1. CNB and each CNB Subsidiary has taken any and all actions necessary to terminate the advisory board created pursuant to Section 4.13 of the Agreement and Plan of Merger by and among CNB, CNB Acquisition Corp. and Adirondack Financial Services Bancorp, Inc., dated as of January 23, 1999 (the “Adirondack Advisory Board”). Neither CNB nor any CNB Subsidiary has any continuing obligations or commitments with respect to the Adirondack Advisory Board.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NBT

     NBT represents and warrants to CNB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the NBT Disclosure Schedule delivered by NBT to CNB on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. NBT has made a good faith effort to ensure that the disclosure on each schedule of the NBT Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the NBT Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of NBT shall include the Knowledge of NBT Bank.

     5.1. Standard.

     No representation or warranty of NBT contained in this Article V shall be deemed untrue or incorrect, and NBT shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

     5.2. Organization.

          5.2.1. NBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a financial holding company under the BHCA. NBT has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          5.2.2. NBT Bank is a national banking association duly organized, and validly existing under the laws of the United States. The deposits in NBT Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. NBT Bank is a member of the Federal Reserve System and FHLB and owns the requisite amount of stock of each.

          5.2.3. NBT Disclosure Schedule 5.2.3 sets forth each NBT Subsidiary. Each NBT Subsidiary (other than NBT Bank) is a corporation or limited liability or other legal entity, as set forth on NBT Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          5.2.4. The respective minute books of NBT and each NBT Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

          5.2.5. Prior to the date of this Agreement, NBT has made available to CNB true and correct copies of the certificate of incorporation or charter and bylaws of NBT and NBT Bank and the NBT Subsidiaries.

     5.3. Capitalization.

          5.3.1. The authorized capital stock of NBT consists of 50,000,000 shares of NBT Common Stock, of which 34,400,991 shares are outstanding (net of 1,976,636 shares held in treasury), validly issued, fully paid and nonassessable and free of preemptive rights at March 31, 2005, and 2,500,000 shares of preferred stock, $.01 par value (“NBT Preferred Stock”), 50,000 of which are designated as Series A Junior Participating Preferred Stock, none of which were outstanding at March 31, 2005. Neither NBT nor any NBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NBT Common Stock, or any other security of NBT or any securities representing the right to vote, purchase or otherwise receive any shares of NBT Common Stock or any other security of NBT, other than shares issuable under the NBT Stock Benefit Plans and the NBT Rights Agreement.

          5.3.2. NBT owns all of the capital stock of NBT Bank free and clear of any lien or encumbrance. Except as set forth in NBT Disclosure Schedule 5.3.2, either NBT or NBT

Bank owns all of the outstanding shares of capital stock of each NBT Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          5.3.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which NBT’s shareholders may vote has been issued by NBT and are outstanding.

     5.4. Authority; No Violation.

          5.4.1. NBT has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NBT and the completion by NBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of NBT, and no other corporate proceedings on the part of NBT are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by NBT, and subject to the receipt of the Regulatory Approvals described in Section 8.3 and approval by the shareholders of CNB and due and valid execution and delivery of this Agreement by CNB, constitutes the valid and binding obligations of NBT, enforceable against NBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

          5.4.2. (A) The execution and delivery of this Agreement by NBT, (B) subject to receipt of the Regulatory Approvals, and compliance by CNB and NBT with any conditions contained therein, and subject to the receipt of the approval of the shareholders of CNB, the consummation of the transactions contemplated hereby, and (C) compliance by NBT with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of NBT or any NBT Subsidiary or the charter and bylaws of NBT; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBT or any NBT Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NBT, NBT Bank or any NBT Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on NBT and the NBT Subsidiaries taken as a whole.

     5.5. Consents.

     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Delaware

Department of State and the New York Department of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of NBT Common Stock to be issued in the Merger on the NASDAQ National Market, (e) such notices as are required to be made under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NBT Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of CNB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of NBT, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by NBT and the completion by NBT of the Merger or (y) the execution and delivery of the Agreement and Plan of Bank Merger and the completion of the Bank Merger. NBT has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected by NBT to result in a Material Adverse Effect on NBT and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over affairs of NBT, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     5.6. Financial Statements.

          5.6.1. NBT has previously made available to CNB the NBT Financial Statements covering periods ended prior to the date hereof. The NBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of NBT and the NBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          5.6.2. At the date of each balance sheet included in the NBT Financial Statements, NBT did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NBT Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     5.7. No Material Adverse Effect.

     Except as disclosed in NBT’s Securities Documents filed on or prior to the date hereof, NBT and the NBT Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NBT and the NBT Subsidiaries, taken as a whole.

     5.8. Legal Proceedings.

     Except as set forth in NBT’s Securities Documents or as set forth at NBT Disclosure Schedule 5.8. neither NBT nor any NBT Subsidiary is a party to any, and there are no pending or, to the Knowledge of NBT, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NBT or any NBT Subsidiary, (ii) to which NBT or any NBT Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of NBT to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     5.9. Securities Documents.

     NBT has made available to CNB copies of its (i) annual report on Form 10-K for the year ended December 31, 2004, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2005 and (iii) proxy materials used or for use in connection with its meeting of shareholders held in 2005. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     5.10. Antitakeover Provisions Inapplicable.

     The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to NBT or any NBT Subsidiary.

     5.11. NBT Common Stock

     The shares of NBT Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

ARTICLE VI
COVENANTS OF CNB

     6.1. Conduct of Business.

          6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of NBT, CNB will, and it will cause each CNB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

          6.1.2. Negative Covenants. CNB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by NBT in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the CNB Subsidiaries not to:

               (A) change or waive any provision of its Certificate of Incorporation (or Articles of Association in the case of City National Bank), Charter or Bylaws, except as required by law;

               (B) change the number of authorized or issued shares of its capital stock, issue any shares of CNB Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the CNB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that CNB may issue shares of CNB Common Stock upon the valid exercise, in accordance with the information set forth in CNB Disclosure Schedule 4.3.1, of presently outstanding CNB Options issued under the CNB Stock Benefit Plans, and (ii) CNB may declare and pay its regular quarterly cash dividend of $0.21 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by CNB prior to the Effective Time and the payment thereof shall be coordinated with NBT so that holders of CNB Common Stock do not receive dividends on both CNB Common Stock and NBT Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the CNB Common Stock or NBT Common Stock received in the Merger in respect of such quarter).

               (C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

               (D) Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

               (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on CNB Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.8 of this Agreement, or (ii) as otherwise contemplated by this Agreement. If the Closing Date shall occur on or after January 1, 2006, CNB may provide employees (except for officers and Current CNB Employees (as defined in Section 7.8.2)) merit pay increases of no more than 4.0% of each respective employee’s annual base salary or hourly wage rate, as applicable, in the ordinary course of business consistent with past practices. If the Closing Date shall occur on or after January 1, 2006, each Current CNB Employee shall receive an increase in their respective annual base salary based on the following formula: the product of (x) .04 and (y) a fraction, the numerator of which is the number of days from January 1, 2006 to the respective anniversary date of the Current CNB Employee’s date of employment, and the denominator of which is 365. If the Closing Date shall occur on or before December 30, 2005, CNB may, immediately prior to the Closing Date, pay a prorated bonus to its then current officers and full-time employees (except for Current CNB Employees), in the amount of 4% of their 2005 annual base salary, consistent with its past practices; provided, however, that if the Closing Date shall occur on December 31, 2005, CNB may, on or before the Closing Date, pay a bonus to all of its then current officers and full-time employees, in the amount of 4% of their 2005 annual base salary, consistent with past practices. If the Closing Date shall occur on or after January 1, 2006, CNB may (xx) pay a bonus to all of its then current officers and full-time employees, in the amount of 4% of their 2005 annual base salary, consistent with past practices and (yy) immediately prior to the Closing Date, pay an additional prorated bonus to its then current officers and full-time employees (except for Current CNB Employees), in the amount of 4% of their 2006 annual base salary, consistent with past practices. Neither CNB nor any CNB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $20,000; provided, however, that a CNB Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $20,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither CNB or any CNB Subsidiary shall hire any new employee without first seeking to fill any position internally and, failing that, through the use of temporary personnel. Neither CNB nor or any CNB Subsidiary shall pay expenses of any employee or director for attending conventions or similar meetings held after the date hereof;

               (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, NBT acknowledging that CNB may immediately prior to the Closing Date make a final prorated contribution based on the number of days that have elapsed since January 1, 2005 and until the date on which the Closing Date shall occur, to the City National Bank and Trust Company of Gloversville Profit Sharing Plan of amounts accrued or to be accrued consistent with its normal prior monthly accruals for contribution to such plan, except as may be required by applicable law;

               (G) merge or consolidate CNB or any CNB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of CNB or any CNB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CNB, or any CNB Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by any CNB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

               (H) sell or otherwise dispose of the capital stock of CNB or sell or otherwise dispose of any asset of CNB or of any CNB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of CNB or of any CNB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

               (I) take any action which would result in any of the representations and warranties of CNB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

               (J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating CNB, City National Bank or any CNB Subsidiary;

               (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CNB or any CNB Subsidiary is a party;

               (L) purchase any securities, or purchase any other securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a weighted average life of not more than two years and (iv) otherwise in the ordinary course of business consistent with past practice;

               (M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CNB Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $100,000 in the aggregate for unsecured loans and $500,000 in the aggregate for loans secured by assets other than real estate. In addition, the following require the prior consent of NBT: a residential loan of $500,000 or greater (except for residential loans sold as to which there is an agreement to sell on a non-recourse basis); a construction loan of $2,000,000 or greater; an unsecured loan of $100,000 or greater; a secured commercial business loan of $500,000 or greater; and a commercial real estate loan of $2,000,000 or greater; or purchase, invest in or originate any finance lease or any loan secured by a lease of personal property;

               (N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

               (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

               (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

               (Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

               (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any CNB Benefit Plan;

               (S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on CNB Disclosure Schedule 6.1.2(S) and other than expenditures necessary to maintain existing assets in good repair;

               (T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

               (U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless NBT has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from NBT;

               (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CNB or any CNB Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

               (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

               (X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

               (Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

               (Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with NBT and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of NBT (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of NBT (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

               (AA) agree to do any of the foregoing.

     6.2. Current Information.

          6.2.1. During the period from the date of this Agreement to the Effective Time, CNB will cause one or more of its representatives to confer with representatives of NBT and report the general status of its ongoing operations at such times as NBT may reasonably request. CNB will promptly notify NBT of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CNB or any CNB Subsidiary. Without limiting the foregoing, senior officers of NBT and CNB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of CNB and its Subsidiaries, in accordance with applicable law, and CNB shall give due consideration to NBT’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither NBT nor any NBT Subsidiary shall under any circumstance be permitted to exercise control of CNB or any CNB Subsidiary prior to the Effective Time.

          6.2.2. CNB and NBT shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems of CNB to those used by NBT, which planning shall include, but not be limited to, discussion of the possible termination by CNB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CNB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither CNB shall be obligated to take any such action prior to the Effective Time and, unless CNB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that CNB takes, at the request of NBT, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, NBT shall indemnify CNB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by CNB, or a termination of this Agreement under Section 11.1.7 or 11.1.8.

          6.2.3. CNB shall provide NBT, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. Within ten (10) business days of the end of each calendar month, CNB shall provide NBT with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

          6.2.4. CNB shall promptly inform NBT upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CNB or any CNB Subsidiary under any labor or employment law.

     6.3. Access to Properties and Records.

     Subject to Section 12.1, CNB shall permit NBT access upon reasonable notice to its properties and those of the CNB Subsidiaries, and shall disclose and make available to NBT during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CNB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NBT may have a reasonable interest; provided, however, that CNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CNB’s reasonable judgment, would interfere with the normal conduct of CNB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. CNB shall provide and shall request its auditors to provide NBT with such historical financial information regarding it (and related audit reports and consents) as NBT may reasonably request for Securities Law disclosure purposes. NBT shall use commercially reasonable efforts to minimize any interference with CNB’s regular business operations during any such access to CNB’s property, books and records. CNB and each CNB Subsidiary shall permit NBT, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by CNB or any CNB Subsidiary. If NBT causes a “phase I environmental audit” or a “phase II environmental audit” to be performed, then

NBT agrees to use all commercially reasonable efforts to cause any such audit to be completed as soon as reasonably practicable after commencement and to restore the property to its original condition after completion.

     6.4. Financial and Other Statements.

          6.4.1. Promptly upon receipt thereof, CNB will furnish to NBT copies of each annual, interim or special audit of the books of CNB and the CNB Subsidiaries made by its independent accountants and copies of all internal control reports submitted to CNB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of CNB and the CNB Subsidiaries made by such accountants.

          6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the FRB, OCC or FDIC, CNB will deliver to NBT the documents filed by CNB or City National Bank. Within 25 days after the end of each month, CNB will deliver to NBT a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

          6.4.3. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, CNB will deliver NBT the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC’s EDGAR data base. CNB will advise promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CNB or any of the CNB Subsidiaries.

          6.4.4. With reasonable promptness, CNB will furnish to NBT such additional financial data that CNB possesses and as NBT may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5. Maintenance of Insurance.

     CNB shall maintain, and to cause the CNB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by CNB and the CNB Subsidiaries and set forth in CNB Disclosure Schedule 4.10.3. CNB will promptly inform NBT if CNB or any CNB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

     6.6. Disclosure Supplements.

     From time to time prior to the Effective Time, CNB will promptly supplement or amend the CNB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CNB Disclosure Schedule or which is necessary to correct any information in such CNB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such CNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     6.7. Consents and Approvals of Third Parties.

     CNB shall use all commercially reasonable efforts, and shall cause each CNB Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.8. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, CNB agrees to use, and agrees to cause each CNB Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.9. Failure to Fulfill Conditions.

     In the event that CNB or City National Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify NBT.

     6.10. No Solicitation.

     From and after the date hereof until the termination of this Agreement, neither CNB, nor any CNB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by CNB or any of the CNB Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and CNB shall notify NBT orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which CNB or any of its Subsidiaries or any of its officers, directors or employees, or, to CNB’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of CNB may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of CNB from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of

CNB determines in good faith (after receipt of an opinion from its independent financial advisor and after consultation with its legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to CNB’s shareholders from a financial point of view than the Merger; (B) the Board of Directors of CNB determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law; (C) such Acquisition Proposal was not solicited by CNB and did not otherwise result from a breach of this Section 6.10 by CNB (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) CNB promptly notifies NBT of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with CNB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that CNB and NBT entered into; and (E) the CNB Shareholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving CNB or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CNB and the CNB Subsidiaries, either individually or taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CNB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.11. Reserves and Merger-Related Costs.

     On or before the Effective Date, to the extent consistent with GAAP, and applicable banking laws and regulations, CNB shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CNB to those of NBT (as such practices and methods are to be applied to CNB from and after the Closing Date) and NBT’s plans with respect to the conduct of the business of CNB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by CNB. Notwithstanding the foregoing, CNB shall not be obligated to take in any respect any such action pursuant to this Section 6.11 unless and until NBT acknowledges that all conditions to its obligation to consummate the Merger in Sections 9.1 and 9.2 have been satisfied or waived (except for the expiration of any applicable waiting periods) and NBT reasonably believes the Merger will close. No accrual or reserve made by CNB or any CNB Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2.

     6.12. Board of Directors and Committee Meetings.

     CNB and the CNB Subsidiaries shall permit a representative of NBT to attend any meeting of their Board of Directors or the Executive Committees thereof, and shall permit no more than two (2) representatives of NBT to attend any meeting of their loan committee and asset liability committee, as an observer (the “Observer”), provided that neither CNB nor any CNB Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CNB or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal or regulatory requirements.

     6.13. Transaction Expenses of CNB.

     CNB has provided at CNB Disclosure Schedule 6.13 its estimated budget of transaction-related expenses reasonably anticipated to be payable by CNB in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Promptly after the execution of this Agreement, CNB shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. CNB shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible. CNB shall advise NBT monthly of all out-of-pocket expenses which CNB has incurred in connection with this transaction.

ARTICLE VII
COVENANTS OF NBT

     7.1. Conduct of Business.

     During the period from the date of this Agreement to the Effective Time, except with the written consent of CNB, which consent will not be unreasonably withheld, conditioned or delayed, NBT and each NBT Subsidiary will not voluntarily take any action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

     7.2. Current Information and Consultation.

     During the period from the date of this Agreement to the Effective Time, NBT will cause one or more of its representatives to confer with representatives of CNB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as CNB may reasonably request.

     7.3. Financial and Other Statements.

     As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NBT will deliver to CNB the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC’s EDGAR data base. NBT will advise CNB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NBT or any of the NBT Subsidiaries.

     7.4. Disclosure Supplements.

     From time to time prior to the Effective Time, NBT will promptly supplement or amend the NBT Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NBT Disclosure Schedule or which is necessary to correct any information in such NBT Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such NBT Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     7.5. Consents and Approvals of Third Parties.

     NBT and NBT Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, NBT agrees to use and agrees to cause NBT Bank to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.7. Failure to Fulfill Conditions.

     In the event that NBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CNB.

     7.8. Employee Benefits.

          7.8.1 Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by NBT with respect to each material CNB Benefit Plan to be terminated or replaced with a similar plan or program provided by NBT or its Subsidiaries (as used in this Section, NBT and its Subsidiaries are collectively referred to as “NBT”) to other employees similarly situated, which date with respect to the CNB Profit Sharing Plan (as defined below) shall be the date that Current CNB Employees (as defined below) are no longer eligible to participate in the CNB Profit Sharing Plan, and with respect to NBT’s defined benefit pension plan the day after the Closing Date; provided, that, the definition of “Benefit Plan Determination

Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by NBT after the Closing Date to Current CNB Employees shall only be substantially similar, in the aggregate, to those provided by NBT to similarly situated employees of NBT.

          7.8.2 General Rule: Parity in Benefits; No Gaps. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, NBT shall provide or shall cause to be provided by a Subsidiary of NBT, to all individuals who are employees of CNB or any CNB Subsidiary at the Closing Date and whose employment continues following the Effective Time and who are then eligible for a respective CNB Benefit Plan (the “Current CNB Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar, in the aggregate, to those provided by NBT to similarly situated employees of NBT. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current CNB Employees or the funding of any such benefit and (ii) be construed to limit the ability of NBT to review employee benefit plans, programs and arrangements from time to time, to make such changes as NBT’s deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements. NBT will use commercially reasonable efforts to cause all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under CNB’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees to be waived for all Current CNB Employees; provided that nothing in this sentence shall limit the ability of NBT to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current CNB Employees in a substantially similar manner as employees of NBT are treated.

          7.8.3 Profit Sharing Plan Termination or Merger. If required by NBT in writing and delivered to CNB not less than five business days before the Closing Date, CNB shall, on or before the day immediately preceding the Closing Date, (i) terminate the City National Bank and Trust Company of Gloversville Profit Sharing Plan (the “CNB Profit Sharing Plan”) and no further contributions shall be made to the CNB Profit Sharing Plan after such termination or (ii) shall cause the CNB Profit Sharing Plan to be merged into NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan. CNB shall provide to NBT (i) certified copies of resolutions adopted by the Board of Directors of CNB (or other such party as may be authorized, under the terms of the CNB Profit Sharing Plan, to amend and terminate the CNB Profit Sharing Plan), as applicable, authorizing such termination or merger of the CNB Profit Sharing Plan and (ii) an executed amendment to the CNB Profit Sharing Plan in form and substance reasonably satisfactory to NBT to conform the plan document for such plan with all applicable requirements of the Code and ERISA, and regulations thereunder, with regard to termination or merger of the CNB Profit Sharing Plan, or otherwise relating to the tax-qualified status of such plan. NBT will not be obligated to make any matching or other employer contributions to any profit sharing or 401(k) plan after the Closing Date.

          7.8.4 NBT 401(k) Plan Participation. Each Current CNB Employee who continues in the employment of CNB until the Closing Date, shall be eligible to participate in

NBT’s 401(k) Plan on the day after the Benefit Plan Determination Date for the CNB Profit Sharing Plan. All rights to participate in NBT’s 401(k) Plan are subject to NBT’s right to amend or terminate NBT’s 401(k) Plan in its sole and absolute discretion and are subject to the terms of NBT’s 401(k) Plan including, but not limited to, the eligibility and vesting provisions of such plan. For purposes of administering NBT’s 401(k) Plan, service with CNB shall be deemed to be service with NBT for eligibility and vesting purposes only, but not for purposes of benefit accrual or the allocation of employer contributions. To the extent CNB Profit Sharing Plan is terminated as set forth in Section 7.8.3 hereof, NBT’s 401(k) plan shall accept direct rollovers from the CNB Profit Sharing Plan, to the extent permissible under the Code and ERISA, including for any Current CNB Employee who has an outstanding participant loan from the CNB Profit Sharing Plan at the Benefit Plan Determination Date or as soon as administratively feasible thereafter, a direct rollover including such participant loan.

          7.8.5 Defined Benefit Plan Participation. Each Current CNB Employee shall be eligible to participate in NBT’s defined benefit pension plan as of the Benefit Plan Determination Date relative to that plan. All rights to participate in NBT’s defined benefit pension plan are subject to NBT’s right to amend or terminate the plan in its sole and absolute discretion and are subject to the terms of NBT’s defined benefit plan including, but not limited to, the eligibility and vesting provisions of such plan. For purposes of administering NBT’s defined benefit pension plan, service with CNB shall be deemed to be service with NBT for participation and vesting purposes only and for purposes of eligibility for normal or early retirement under NBT’s defined benefit pension plan based solely on a number of years of service, but not for purposes of benefit accrual.

     CNB shall take such steps as it or NBT may determine to be necessary or desirable to discontinue further benefit accruals under CNB’s defined benefit pension plan effective as of the Benefit Plan Determination Date, including but not limited to providing each Current CNB Employee with written notice of such discontinuation of benefit accruals. After the Benefit Plan Determination Date, NBT shall maintain such CNB Pension Plan as a frozen tax-qualified defined benefit pension plan in accordance with all applicable laws, unless CNB consents prior to the Benefit Plan Determination Date to a merger of such CNB pension plan into a comparable defined benefit pension plan of NBT, as of such time as NBT shall determine in its sole discretion but not before the applicable Benefit Plan Determination Date. Nothing herein shall limit the ability of NBT to terminate or amend the CNB Pension Plan as it determines in its sole and absolute discretion.

          7.8.6 Welfare Benefits. Each Current CNB Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other material welfare benefit plans and programs available to employees of NBT similarly situated, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Current CNB Employee’s being employed by NBT as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of CNB that NBT determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by NBT, NBT shall continue such CNB plan or program in effect for the benefit of the Current CNB Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by NBT (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of NBT to terminate or amend such plan or program). For purposes of all material employee welfare benefit plans, programs and agreements maintained by or contributed to by NBT, NBT shall cause each such plan, program or arrangement to treat the service with CNB prior to the Closing Date of any Current CNB Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of CNB prior to the Closing) as service rendered to NBT for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current CNB Employee.

          7.8.7 Paid Time Off Programs. NBT will give each Current CNB Employee credit, for purposes of NBT’s vacation and/or other paid leave benefit programs, for such Current CNB Employees’ accrued and unpaid vacation and/or paid leave balance with CNB as of the Closing Date.

          7.8.8 NBT to Honor Agreements. NBT agrees to honor all Change in Control Agreements, severance agreements, deferred compensation agreements and consulting agreements that CNB has with its current and former employees and which have been identified in CNB Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties or to the extent such agreements may need to be amended in order to comply with IRS guidance on the requirements of Code Section 409A at or after the Closing Date.

     CNB full-time employees who are not parties to a written employment or consulting agreement or are not referenced in the NBT Disclosure Schedule 7.8.8, and who (i) are not offered full-time employment with NBT as of the Closing Date or (ii) are offered and accept full-time employment with NBT as of the Closing Date and subsequently terminated by NBT without “cause” within one year following the Closing Date shall be eligible (x) to receive severance benefits equal to one week base pay for each year of continuous employment by CNB or City National at a rate of pay equal to such employee’s base pay as of such employee’s termination date (less applicable withholdings), payable in bi-weekly installments (the “Severance Payments”); provided, however, that any such Severance Payment shall be not less than an amount equal to two weeks’ base pay (less applicable withholdings); and (y) to continue participation in NBT’s group health, dental and vision plans for a period of time that begins on the date the employee’s employment is terminated and ends on the date that the employee receives the final payment of the Severance Payment at a cost for the severed employee that is the same for similarly situated current employees of NBT, except that such coverage will expire if the employee becomes eligible for coverage under a plan of another employer (“Welfare Benefit”) (collectively, the Severance Payment and the Welfare Benefit are hereinafter referred to as the “Severance Benefit”). All determinations as to whether an employee is terminated for “cause” shall be in the sole and absolute discretion of NBT. The Severance Benefit shall be conditioned upon the execution and delivery, and the expiration of any applicable revocation period, of a general release by the applicable employee that is satisfactory to NBT.

     Except for the agreements described in the preceding sentences of this sub-Section 7.8.8 and except as otherwise provided in this Agreement, the CNB Benefit Plans shall, in the sole and absolute discretion of NBT, be frozen, terminated or merged into comparable plans of NBT, effective at such time as NBT shall determine in its sole and absolute discretion but not before the applicable Benefit Plan Determination Date.

          7.8.9 No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by NBT hereunder or by operation of law, NBT shall have no obligation arising from and after the Closing Date to continue any Current CNB Employees in its employ or in any specific job or to provide to any Current CNB Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Current CNB Employee who is terminated by NBT one year subsequent to the Closing Date, excluding those employees referenced in the NBT Disclosure Schedule 7.8.8, shall be entitled to severance pay in accordance with the general severance policy maintained by NBT, if and to the extent that such employee is entitled to severance pay under such policy; provided that such Current CNB Employee’s service with CNB shall be treated as service with NBT for purposes of determining the amount of severance pay, if any, under NBT’s severance policy.

     7.9. Directors and Officers Indemnification and Insurance.

          7.9.1. NBT shall maintain, or shall cause NBT Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CNB (provided, that NBT may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NBT be required to expend pursuant to this Section 7.9.1 more than an amount equal to 150% of the current annual amount expended by CNB with respect to such insurance, as set forth in CNB Disclosure Schedule 7.9.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NBT shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, CNB agrees in order for NBT to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

          7.9.2. In addition to Section 7.9.1, for a period of six years after the Effective Time, NBT shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CNB or an CNB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NBT, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CNB or a CNB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware law (to the extent not prohibited by Federal law). Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify NBT (but the failure so to notify NBT shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices NBT). In the event of any such Claim (whether arising before or after the Effective Time) (1) NBT shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NBT shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NBT elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NBT and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NBT shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, NBT shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) NBT shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

          7.9.3. In the event that either NBT or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving CNB or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of NBT shall assume the obligations set forth in this Section 7.10.

          7.9.4. The obligations of NBT provided under this Section 7.9 are intended to be enforceable against NBT directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of NBT.

     7.10. Stock Listing.

     NBT agrees to file a notification form for the listing on the Nasdaq Stock Market (or such other national securities exchange on which the shares of the NBT Common Stock shall be listed as of the Closing Date) of the shares of NBT Common Stock to be issued in the Merger.

     7.11. Stock and Cash Reserve.

     NBT agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of NBT Common Stock to fulfill its obligations under this Agreement.

     7.12. Communications to CNB Employees; Training

     NBT and CNB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of CNB and City National Bank shall be held at such location as NBT and CNB shall mutually agree, provided that representatives of CNB shall be permitted to attend such meetings, to announce the proposed Merger. NBT and CNB shall mutually agree as to the scope and content of all communications to the employees of CNB and City National Bank. At mutually agreed upon times following execution of this Agreement, representatives of NBT shall be permitted to meet with the employees of CNB and City National Bank to discuss employment opportunities with NBT, provided that representatives of CNB shall be permitted to attend any such meeting. From and after the Determination Date, NBT shall also be permitted to conduct training sessions outside of normal business hours or at other times as CNB may agree, with the employees of CNB and City National Bank and may conduct such training seminars at any branch location of City National Bank; provided that NBT will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with City National Bank’s normal business operations.

     7.13. Advisory Board

     Immediately prior to the Effective Time, subject to applicable rules and regulations, NBT Bank shall create a Fulton County Advisory Board (the “Advisory Board”) to be comprised of the members of the CNB Board of Directors, but excluding the New Members, for a period to terminate no earlier than two years after the Effective Time; provided, however, that NBT Bank shall not have any obligation to appoint any person to the Advisory Board if such person is not a member of either the CNB or the City National Bank Board of Directors immediately prior to the Effective Time. The duties any such advisory director shall be determined from time to time at the sole discretion of NBT Bank. Members of the Advisory Board will receive a per meeting fee of $1,000.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

     8.1. Meeting of Shareholders.

          8.1.1. CNB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “CNB Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the CNB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the CNB shareholders; and (iii) cooperate and consult with NBT with respect to each of the foregoing matters. The Board of Directors of CNB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal as set forth in Section 6.10 of this Agreement and only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

     8.2. Proxy Statement-Prospectus; Merger Registration Statement.

          8.2.1. For the purposes (x) of registering NBT Common Stock to be offered to holders of CNB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the CNB Shareholders Meeting, NBT shall draft and prepare, and CNB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CNB to the CNB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NBT shall provide CNB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. NBT shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of NBT and CNB shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CNB shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. NBT shall also make all necessary state securities law or “Blue Sky” notices required to carry out the transactions contemplated by this Agreement, and CNB shall furnish all information concerning CNB and the holders of CNB Common Stock as may be reasonably requested in connection with any such action.

          8.2.2. NBT shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. NBT will advise CNB promptly after NBT receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of NBT Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and NBT will provide CNB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as CNB may reasonably request.

          8.2.3. CNB and NBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CNB shall cooperate with NBT in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NBT shall file an amended Merger Registration Statement with the SEC, and each of CNB and NBT shall mail an amended Proxy Statement-Prospectus to CNB’s shareholders.

     8.3. Regulatory Approvals.

     Each of CNB and NBT will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OCC, the FRB, the NYSBD and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. CNB and NBT will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of CNB or NBT to any CNB Regulator or governmental body in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. CNB shall have the right to review and approve in advance all characterizations of the information relating to CNB and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, CNB and NBT shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing. To the extent any governmental body makes an inquiry or initiates any proceeding relating to antitrust matters, NBT shall use its commercially reasonable efforts to address such matters in order to allow for the consummation of the transactions contemplated hereby and NBT shall be solely responsible for its expenses and CNB’s reasonable costs and expenses (as documented pursuant to Section 6.13) related thereto.

     8.4. Affiliates.

          8.4.1. CNB shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CNB to deliver to NBT, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the CNB Shareholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NBT Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

     9.1. Conditions to Each Party’s Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of CNB.

          9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or CNB Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          9.1.3. Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of NBT, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CNB, City National Bank, NBT or otherwise materially impair the value of CNB or City National Bank to NBT.

          9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NBT Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5. NASDAQ Listing. NBT shall have filed a notification form for the listing of the NBT Common Stock to be issued in the Merger.

          9.1.6. Tax Opinions. On the basis of facts, representation and assumptions which shall be set forth in the certificates rendered pursuant to Section 2.6 and consistent with the state of facts existing at the Closing Date, NBT shall have received an opinion of Hogan & Hartson L.L.P., reasonably acceptable in form and substance to NBT, and CNB, shall have received an opinion of Shumaker, Loop & Kendrick, LLP, reasonably acceptable in form and substance to CNB, each dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

     (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

     (B) The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     9.2. Conditions to the Obligations of NBT under this Agreement.

     The obligations of NBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

          9.2.1. Representations and Warranties. Each of the representations and warranties of CNB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and CNB shall have delivered to NBT a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CNB as of the Effective Time.

          9.2.2. Agreements and Covenants. CNB and each CNB Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and NBT shall have received a certificate signed on behalf of CNB by the Chief Executive Officer and Chief Financial Officer of CNB to such effect dated as of the Effective Time.

          9.2.3. Regulatory Conditions. No Regulatory Approval required for consummation the Merger and Bank Merger includes any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by NBT to result in a Material Adverse Effect on CNB and its Subsidiaries, taken as a whole.

          9.2.4. Permits, Authorizations, Etc. CNB and the CNB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on CNB, City National Bank, NBT or NBT Bank.

          9.2.5. Leases. NBT shall have received written confirmation from the lessors of City National Bank’s branch facilities of NBT’s right to assume the leases on substantially the same terms and conditions as currently exist, of City National Bank’s branch facilities.

          9.2.6. No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of CNB and the CNB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on CNB or the CNB Subsidiaries.

          CNB will furnish NBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as NBT may reasonably request.

     9.3. Conditions to the Obligations of CNB under this Agreement.

     The obligations of CNB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

          9.3.1. Representations and Warranties. Each of the representations and warranties of NBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and NBT shall have delivered to

CNB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of NBT as of the Effective Time.

          9.3.2. Agreements and Covenants. NBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CNB shall have received a certificate signed on behalf of NBT by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of NBT to such effect dated as of the Effective Time.

          9.3.3. Permits, Authorizations, Etc. NBT and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on NBT and its Subsidiaries, taken as a whole.

          9.3.4. Payment of Merger Consideration. NBT shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CNB with a certificate evidencing such delivery.

          NBT will furnish CNB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CNB may reasonably request.

ARTICLE X
THE CLOSING

     10.1. Time and Place.

     Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Hogan & Hartson L.L.P., 875 Third Avenue, New York, NY 10022, at 10:00 a.m. on the date determined by NBT, in its sole discretion, upon five (5) days prior written notice to CNB, but in no event later than thirty days (30) after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which NBT and CNB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Hogan & Hartson L.L.P., 875 Third Avenue, New York, NY 10022, at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

     10.2. Deliveries at the Pre-Closing and the Closing.

     At the Pre-Closing there shall be delivered to NBT and CNB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, NBT shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CNB:

          11.1.1. At any time by the mutual written agreement of NBT and CNB;

          11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default;

          11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure;

          11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NBT and CNB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          11.1.5. By either party, if the shareholders of CNB shall have voted at the CNB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

          11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          11.1.7. By the Board of Directors of NBT if CNB has received a Superior Proposal and the Board of Directors of CNB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to NBT.

          11.1.8. By the Board of Directors of CNB if CNB has received a Superior Proposal and the Board of Directors of CNB has made a determination to accept such Superior Proposal; provided that CNB shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following NBT’s receipt of written notice advising NBT that CNB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether CNB intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, CNB shall provide a reasonable opportunity to NBT during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable CNB to proceed with the Merger on such adjusted terms.

          11.1.9 By CNB, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

          (i) the NBT Market Value on the Determination Date is less than the product of 0.85 and the Initial NBT Market Value; and

          (ii) (a) the number obtained by dividing the NBT Market Value on the Determination Date by the Initial NBT Market Value (“NBT Ratio”) shall be less than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.15 (such number, the “Index Ratio”);

If CNB elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to NBT; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, NBT shall have the option to adjust the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial NBT Market Value, the Exchange Ratio, and the Index Ratio, and the denominator of which is equal to NBT Market Value on the Determination Date; or (ii) a quotient, the numerator of which is equal to the product of 0.85, the Initial NBT Market Value, and the Exchange Ratio and the denominator of which is equal to the NBT Market Value on the Determination Date. If NBT so elects, it shall give, within such five-day period, written notice to CNB of such election and the Revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Revised Exchange Ratio shall have been so modified).

     For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

     “Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

     “Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received.

     “Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

     “Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the five consecutive trading days immediately preceding the Determination Date.

     “Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Company Name	Index Weighting (%)	Index Price
First Niagara Financial Group, Inc.	18.5	2.46
Susquehanna Bancshares, Inc.	7.4	1.74
Northwest Bancorp, Inc. (MHC)	8.0	1.63
TrustCo Bank Corp NY	11.8	1.50
First Commonwealth Financial Corporation	11.1	1.49
S&T Bancorp, Inc.	4.2	1.51
National Penn Bancshares, Inc.	5.5	1.31
Community Bank System, Inc.	4.8	1.15
Harleysville National Corporation	4.2	0.96
Sterling Financial Corporation	4.6	0.93
Partners Trust Financial Group, Inc.	7.9	0.81
U.S.B. Holding Co., Inc.	3.2	0.75
F.N.B. Corporation	8.9	1.67

	100%	17.91

     “Initial NBT Market Value” means the closing sales price of a share of NBT Common Stock, as reported on the Nasdaq National Market, on the five trading days immediately preceding the public announcement of this Agreement.

     “Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

     If NBT or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.

     “NBT Market Value” shall be the average of the daily closing sales prices of a share of NBT Common Stock as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the Determination Date.

     11.2. Effect of Termination.

          11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

               (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

               (C) If either party terminates this Agreement because of the failure to obtain Regulatory Approvals solely because of action taken by the Department of Justice due to antitrust concerns, then NBT shall pay it own and CNB’s reasonable costs and expenses (as documented pursuant to Section 6.13).

               (D) As a condition of NBT’s willingness, and in order to induce NBT to enter into this Agreement, and to reimburse NBT for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CNB hereby agrees to pay NBT, and NBT shall be entitled to payment of, a fee of $4,500,000 (the “Fee”), by wire transfer of same day funds on the earlier of (x) the date of termination or (y) within three business days after written demand for payment is made by NBT, as applicable, following the occurrence of any of the events set forth below:

     (i) CNB terminates this Agreement pursuant to Section 11.1.8 or NBT terminates this Agreement pursuant to Section 11.1.7; or

     (ii) The entering into a definitive agreement by CNB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CNB within one year after the occurrence of any of the following: (i) the termination of this Agreement by NBT pursuant to Section 11.1.2 or 11.1.3 because of a breach by CNB or any CNB Subsidiary; or (ii) the termination of this Agreement by NBT or CNB pursuant to Section 11.1.5 because of the failure of the shareholders of CNB to approve this Agreement at the CNB Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of CNB.

               (E) If payment of the Fee pursuant to Section 11.2.2(D) is timely made, then NBT will not have any other rights or claims against CNB or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(D) will constitute the sole and exclusive remedy of NBT against CNB and its Subsidiaries and their respective officers and directors.

     11.3. Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CNB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CNB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to CNB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

     12.1. Confidentiality.

     Except as specifically set forth herein, NBT and CNB mutually agree to be bound by the terms of the confidentiality agreement dated May 6, 2005 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

     12.2. Public Announcements.

     CNB and NBT shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CNB nor NBT shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Survival.

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     12.4. Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to CNB, to:	William N. Smith
Chairman, President and CEO
CNB Bancorp, Inc.
10-24 North Main Street
PO Box 873
Gloversville, New York 12078-0873

With required copies to:	Martin D. Werner, Esq.
Edwin L. Herbert, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43624-1573

If to NBT, to:	Daryl R. Forsythe
Chairman and Chief Executive Officer
52 South Broad Street
P.O. Box 351
Norwich, New York 13815

With required copies to:	Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, DC 20004

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     12.5. Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.6. Complete Agreement.

     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter.

     12.7. Counterparts.

     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

     12.8. Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9. Governing Law.

     This Agreement shall be governed by the laws of New York, without giving effect to its principles of conflicts of laws.

     12.10. Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.11. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.12. Waiver of Trial by Jury.

     The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, NBT and CNB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

NBT Bancorp Inc.

Dated: June 13, 2005	By:	/s/ Martin A. Dietrich

Name: Martin A. Dietrich
Title: President

CNB Bancorp, Inc.

Dated: June 13, 2005	By:	/s/ William N. Smith

Name: William N. Smith
Title: Chairman, President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF BANK MERGER

     This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), dated as of ___ __, 2005, is made by and between NBT Bank, National Association (together with its successors and assigns, the “NBT Bank”), a national banking association organized under the laws of the United States, being located at 52 South Broad Street, Norwich, County of Chenango, in the State of New York, with capital of $___ __ divided into ___ __shares of common stock, par value $  per share, surplus of $___and undivided profits, including capital reserves, of $___ __, as of ___ __, 2005, and City National Bank and Trust Company (the “City National Bank”), a national banking association organized under the laws of the United States, being located at 10-24 North Main Street, Gloversville, County of Fulton, in the State of New York, with capital of $___divided into ___shares of common stock, par value $  per share, surplus of $___and undivided profits, including capital reserves, of $___, as of ___ __, 2005, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 U.S.C. § 215a.

     WHEREAS, the NBT Bancorp Inc., a Delaware corporation and the parent corporation of the NBT Bank (“NBT”), and CNB Bancorp, Inc., a New York corporation and the parent corporation of City National Bank (“CNB”), are parties to an Agreement and Plan of Merger dated as of June ___, 2005 (the “Acquisition Agreement”);

     WHEREAS, pursuant to the Acquisition Agreement, NBT will acquire CNB through a merger of CNB with and into NBT (the “Parent Merger”), followed immediately by the merger of City National Bank with and into NBT Bank (the “Merger”) in accordance with applicable state and federal banking law and upon the terms and subject to the conditions set forth herein;

     WHEREAS, NBT Bank and the City National Bank have entered into this Agreement, as required by the Acquisition Agreement, in order to set forth the terms and conditions pursuant to which the Merger shall occur;

     WHEREAS, the respective Boards of Directors and stockholders of NBT Bank and the City National Bank have duly approved this Agreement and the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - DEFINITIONS

     1.1 Certain Definitions. As used herein, the terms below shall have the following meanings:

     “Agreement” has the meaning set forth in the recitals.

     “Acquisition Agreement” has the meaning set forth in the recitals.

     “City National Bank” has the meaning set forth in the recitals.

     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     “NBT Bank” has the meaning set forth in the recitals.

     “Closing” means the consummation of the Merger contemplated by this Agreement, as more particularly described in Section 2.2 of this Agreement.

     “Closing Date” means has the meaning set forth at Section 2.2 of the Acquisition Agreement, or such other date as the parties may agree to in writing.

     “Confidentiality Agreement” has the meaning set forth in the Acquisition Agreement.

     “Effective Time” has the meaning set forth in Section 2.2(b) of this Agreement.

     “Federal Law” means the banking laws of the United States of America.

     “Governmental Entity” has the meaning set forth in the Acquisition Agreement.

     “Merger” has the meaning set forth in the recitals.

     “Parent Merger” has the meaning set forth in the recitals.

     “CNB Bank Common Stock” means shares of common stock, par value $  per share, of the City National Bank.

     “Surviving Bank” has the meaning set forth in Section 2.2(a) of this Agreement.

     “NBT Common Stock” means shares of common stock, par value $5.00 per share, of the NBT Bank.

ARTICLE II - THE MERGER

     2.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m., New York time, on the Closing Date at the offices of Hogan & Hartson, L.L.P., 875 Third Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto.

     2.2 The Merger; Effective Time.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time, and subsequent to the Parent Merger, City National Bank shall be merged with and into NBT Bank under the title and charter of NBT Bank in accordance with Federal Law, and the separate corporate existence of the City National Bank shall thereupon cease. NBT Bank shall be the surviving bank in the Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by Federal Law, and the separate corporate existence of NBT Bank with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Bank shall be NBT

Bank, National Association. The business of the Surviving Bank shall be that of a national banking association, which business shall be carried on at its main office in Norwich, New York and at its legally established branches.

          (b) The effective time of the Merger (the “Effective Time”) shall be such time as is specified (i) in a merger approval to be issued by the Comptroller of the Currency of the United States and (ii) by the NBT Bank on the Closing Date or a subsequent date not later than the opening of business on the next Business Day following the Closing Date.

          (c) At the Effective Time, the articles of association and by-laws of the NBT Bank in effect immediately prior to the Effective Time shall become the articles of association and by-laws of the Surviving Bank. A copy of the articles of association of the NBT Bank are attached as Exhibit A. At the Effective Time, the directors of the NBT Bank shall become the directors of the Surviving Bank, plus two additional directors, ___and ___. The number of directors of the Surviving Bank shall not be less than 5 nor more than 25. At the Effective Time, The officers of the NBT Bank shall become the officers of the Surviving Bank.

          (d) At the Effective Time, the effect of the Merger shall be as provided herein and by applicable law. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers, and franchises of the NBT Bank and City National Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the NBT Bank and City National Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

          (e) At the Effective Time, the NBT Bank shall have on hand acceptable assets having book value of approximately $___over and above its liabilities to its creditors, and having a fair value over and above its liability to its creditors of approximately $___, or ___% of the estimated fair value of acceptable assets, adjusted for normal earnings and expenses between ___ __, 2005 and the Effective Time, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book and fair value of excess acceptable assets, as set forth above, consists of the appreciation of loans of approximately $___. City National Bank shall contribute acceptable assets having book value of approximately $___over and above its liabilities to its creditors, and having a fair value over and above its liability to its creditors of approximately $___, or ___% of the estimated fair value of acceptable assets, adjusted for normal earnings and expenses between ___ __, 2005 and the Effective Time, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book and fair value of excess acceptable assets, as set forth above, consists of goodwill and other intangible assets of approximately $___, less appreciation of loans of approximately $___.

     2.3 Effect on Outstanding Shares. At the Effective Time, by virtue of the Merger and in accordance with the terms of the Acquisition Agreement, automatically and without any action on the part of the holder thereof, (i) each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of NBT Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

ARTICLE III - CONDITIONS PRECEDENT

     3.1 Conditions to All Parties’ Obligations. The respective obligations of the NBT Bank and City National Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) All conditions set forth in Article IX of the Acquisition Agreement shall have been satisfied or waived in writing;

          (b) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied; and

          (c) The Parent Merger shall have been consummated.

ARTICLE IV - TERMINATION

     4.1 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, as provided in the Acquisition Agreement.

ARTICLE V - OTHER MATTERS

     5.1 Expenses. All expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     5.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or this Agreement was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     5.3 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     5.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns whether by merger, consolidation or otherwise. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

     5.5 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     5.6 Notices. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by either party to the other party shall be in writing and shall be deemed to have been given (a) if mailed by certified, registered or express mail, postage prepaid, on the date shown on the receipt therefor, (b) if sent by overnight delivery, at the time sent, or (c)

if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to NBT Bank, addressed to:

NBT Bank, National Association
52 South Broad Street
P.O. Box 351
Norwich, New York 13815
Attn: Martin A. Dietrich, President and
Chief Executive Officer

With copies to (which shall not constitute notice):

NBT Bank, National Association
52 South Broad Street
P.O. Box 351
Norwich, New York 13815
Attn: [NAME], [TITLE]

and

Hogan & Hartson L.L.P.
Columbia Square
555 13th Street, N.W.
Washington, D.C. 20004
Attn: Stuart G. Stein, Esq.

If to City National Bank, addressed to:

City National Bank and Trust Company
10-24 North Main Street
P.O. Box 873
Gloversville, New York 12078-0873
Attn: [NAME], [TITLE]

With a copy to:

Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43624-1573
Attn: Edwin L. Herbert, Esq.

     5.7 Governing Law. This Agreement shall be governed by, interpreted and determined in accordance with, the laws of the State of New York except to the extent such laws are preempted by federal law, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     5.8 Entire Agreement; Modifications and Waivers. This Agreement, the Confidentiality Agreement and the Acquisition Agreement, together with all exhibits and schedules thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay by any party hereto in exercising its rights hereunder shall constitute a waiver thereof. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by the Acquisition Agreement.

     5.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     5.10 Titles and Interpretation. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. For all purposes, this Agreement shall be deemed to be the joint effort of the parties and shall not in any manner be construed more severely against any party.

[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NBT BANK, NATIONAL ASSOCIATION

By:
Martin A. Dietrich
President and Chief Executive Officer

By:
[NAME]
[TITLE]

STATE OF NEW YORK	)
	)	ss.
COUNTY OF CHENANGO	)

(1)	On the ___day of ___, 2005, before me, ______, personally appeared Martin A. Dietrich and ______personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument, and such persons acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the entity upon behalf of which the persons acted has executed the instrument.

(2)	WITNESS my hand and official seal.

Signature ______________________________

Notary Public in and for Said County and State

CITY NATIONAL BANK AND TRUST COMPANY

By:
[NAME]
[TITLE]

By:
[NAME]
[TITLE]

STATE OF NEW YORK	)
	)	ss.
COUNTY OF FULTON	)

(3)	On the ___day of ___, 2005, before me, ______, personally appeared ______and ______, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument, and such persons acknowledged to me that they executed the same in their authorized capacities and that by their signatures on the instrument the entity upon behalf of which the persons acted has executed the instrument.

(4)	WITNESS my hand and official seal.

Signature ______________________________

Notary Public in and for Said County and State

EXHIBIT B

AFFILIATE AGREEMENT

June 13, 2005

NBT Bancorp Inc.
52 South Broad Street
P.O. Box 351
Norwich, New York 13815

Ladies & Gentlemen:

     I have been advised that I might be considered to be an “affiliate” of CNB Bancorp, Inc., a New York corporation (“CNB”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

     NBT Bancorp Inc., a Delaware corporation (“NBT”) and CNB have entered into an Agreement and Plan of Merger, dated as of June 13, 2005 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock, par value $0.01 per share, of NBT (“NBT Common Stock”) in exchange for my shares of common stock, par value $2.50 per share, of CNB (“CNB Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.” Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

     I represent and warrant to, and agree with, NBT as follows:

     1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of NBT Common Stock that I may receive pursuant to the Merger, to the extent I felt necessary, with my counsel or counsel for CNB.

     2. I have been advised that any issuance of shares of NBT Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of CNB at the time the Merger will be submitted for a vote of the stockholders of CNB and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (3) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to NBT, such disposition of such shares is otherwise exempt from registration under the Securities Act.

     3. I understand and agree that stop transfer instructions will be given to the transfer agent of NBT with respect to the shares of NBT Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with Rule 145(d) or an effective registration statement or exemption from registration under the Securities Act.

     4. NBT reserves the right to put an appropriate legend on the certificate issued to my transferee unless (i) a transfer of my shares of the NBT Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following the expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, or (ii) I shall have delivered to NBT an opinion of counsel reasonably satisfactory to NBT to the effect that such legend is not required for purposes of the Securities Act.

     5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

     6. I understand and agree that NBT is under no obligation to register under the Securities Act the sale, transfer or other disposition of the shares of NBT that I receive as a result of the Merger.

     7. I further recognize that in the event I become a director or officer of NBT upon consummation of the Merger, any sale of NBT Common Stock by me may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     8. Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of CNB as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to NBT of an opinion of counsel in form and substance reasonably satisfactory to NBT, or other evidence reasonably satisfactory to NBT, to the effect that a transfer of my shares of NBT Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of NBT Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(3) or (ii) if NBT shall have received an opinion of counsel in form and substance reasonably satisfactory to NBT, or other evidence satisfactory to NBT that a transfer of my shares of the NBT Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

* * * * *

     This Letter Agreement shall be binding on my heirs, legal representatives and successors.

   Very truly yours,

   Signature

Name (Please Print)

   Accepted as of the date first above written

NBT BANCORP INC.

By:
Name: Martin A. Dietrich
Title: President